                                                                   Exhibit 10.98

                               [LOGO] CAGAN MCAFEE

                                                               December 10, 2001

Mr. George Roberts
Chairman
P-COM, INC.
3175 S. Winchester Blvd.
Campbell, CA 95008

Mr. Roberts:

          We are pleased that P-COM, Inc. (the "Company") has chosen to engage Cagan McAfee Capital Partners, LLC ("CMCP") as its financial advisor with respect to various matters involving the business of the Company (the "Advisory Services"). We look forward to working with you, and have set forth below the agreed upon terms of our engagement.

1.   Scope of Engagement

     As discussed, we will undertake certain services on behalf of the Company, including:

          (a) Assisting management in preparing and implementing a revised operating plan for the 2002 and 2003 calendar years, including negotiations with vendors, landlords and equipment lessors;

          (b) Identifying and contacting bondholders of the Company for the purpose of negotiating a conversion and/or buyout by other investors or the Company of currently outstanding bonds;

          (c) Introducing and assisting in the negotiation of bank and finance company lines of credit;

          (d) Identifying and assisting in the negotiation and placement of up to [*] million of private equity for the Company.

          (e) In the event the Company requests that CMCP provide assistance in a merger or acquisition transaction, a separate arrangement will be entered into by the parties regarding fees and responsibilities.

2.   Fees and Expenses.

     For our services hereunder, the Company will pay to CMCP the following fees:

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 2 of 8

          (a)  A monthly advisory fee commencing December 1, 2001 (the Effective
               Date) of [*] per month until March 31, 2001, with the first month payable upon the execution of this Agreement. Thereafter, the monthly advisory fee shall be [*] per month for the term of the agreement (see Section 6 herein). Payments shall be made to the account of CMCP via bank transfer from the Company on the first day of each month during the term of this agreement.

          (b)  An amount of any aggregate bond principal and interest that is:
               (i) converted into equity of the Company, (ii) cancelled, (iii) replaced by a note containing different terms, or (iv) amended by mutual agreement of the bondholder and the Company, equal to the following:

               (i) In the event that the aggregate amount of renegotiated bond principal and interest is less than [*], the fee shall be [*] of the aggregate bond amount renegotiated.

               (ii) In the event that the aggregate amount of renegotiated bond principal and interest is more than [*] but less than [*], the fee shall be [*] of the aggregate bond amount renegotiated.

               (iii) In the event that the aggregate amount of renegotiated bond principal and interest is more than [*] but less than [*], the fee shall be [*] of the aggregate bond amount renegotiated.

               (iv) In the event that the aggregate amount of renegotiated bond principal and interest is more than [*], the fee shall be [8] of the aggregate bond amount renegotiated.

          (c) An amount equal to [*] of any debt financing including: (i) bank loans, (ii) finance company lines of credit, and (iii) debentures placed with private investors.

          (d) An amount equal to [*]of any private equity arranged with the assistance of the Advisor, excluding any funds managed by Firsthand Capital Management, Inc. or the State of Wisconsin pension fund, which shall be a fee equal to [*] of the amount invested.

          (e) A ten-year warrant for three million shares of common stock of the Company, such warrant to be issued upon signing this agreement at an exercise price equal to the 30-day trailing average for the thirty calendar days prior to the effective date of this agreement. The warrant shall contain a net exercise provision and the Company shall use all reasonable efforts to register the common stock underlying the warrants within ninety days after issuance.

          (f) An administrative expense reimbursement to CMCP for its office and support staff in the amount of [*] per month, paid on the first day of each calendar month during the term of this agreement.

          In the event that the consideration received in a transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our additional compensation, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day prior to the consummation of the transaction.

          [*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 3 of 8

3.   Use of Information; Financing Matters.

          (a) The Company recognizes and confirms that CMCP in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that CMCP does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to CMCP all necessary or appropriate information for use in its engagement and hereby represents and warrants that any information relating to the Company or transaction that is furnished to CMCP by or on behalf of the Company will be true and correct in all material respects and not misleading. The Company agrees that any information or advice rendered by CMCP or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to CMCP, in any manner without our prior written consent.

          (b) Each of the Company and CMCP agrees to conduct any offering and sale of securities in any transaction in accordance with applicable federal and state securities laws, and neither the Company nor CMCP, nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law. CMCP has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the Company or be a party to any transaction, or to solicit investors outside the United States.

4.   Certain Acknowledgements.

     The Company acknowledges that CMCP has been retained by the Company, and that the Company's engagement of CMCP is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against CMCP or our affiliates or their respective directors, officers, agents and employees. Upon prior written consent of the Company (which consent will not be unreasonably withheld), CMCP may, at our own expense, place announcements or advertisements in financial newspapers and journals describing our services hereunder.

5.   Indemnity.

     CMCP and the Company have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of CMCP by the Company in connection with CMCP's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 4 of 8

6.   Term of Engagement.

     CMCP's engagement will commence on the date hereof and will continue until December 31, 2002 (the "Minimum Term"), and monthly thereafter unless terminated as provided below. Either the Company or CMCP may terminate this agreement at any time, with or without cause, by giving not less than 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or sections 3, 4, 5, or 7, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, CMCP shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

     However, in the event that such termination is made by the Company and CMCP has arranged not less than [*] in of private equity financing for the Company, then CMCP shall receive the monthly advisory fee described in section 2(a) for the remaining Minimum Term of this agreement.

     It is also expressly agreed that, if during a period of 12 months following termination of this agreement, a transaction with an investor, bondholder or financing entity based upon services provided by CMCP under Section 1 herein is consummated by the Company after the date of termination of this agreement or if a definitive agreement that results in a transaction is entered into during such 12 month period with any party which was (x) contacted by us in our capacity as your financial advisor hereunder or (y) contacted by the Company (or its affiliates or representatives) during the term hereof, you will pay us a fee equal to the fee which would have been payable to us pursuant to Section 2 if the transaction had occurred during the term of this agreement.

     Such CMCP services set forth in Section 1 specifically exclude any merger or acquisition transaction entered into by the Company unless a separate agreement is mutually agreed to by the parties.

7.   Miscellaneous.

     This agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and CMCP and their respective successors and assigns. Neither this agreement nor any duties or obligations under this agreement may be assigned by CMCP without the prior written consent of the Company. The Company and CMCP agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CMCP hereunder. The Company also hereby submits to the jurisdiction of the courts of the State of California in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating to thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We are pleased to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 5 of 8

                                            Very truly yours,

                                            CAGAN MCAFEE CAPITAL PARTNERS, LLC


                                            By: /s/ Laird Q. Cagan
                                                --------------------------------
                                                Laird Q. Cagan
                                                Managing Director


                                            By: /s/ Eric A. McAfee
                                                --------------------------------
                                                Eric A. McAfee
                                                Managing Director

Accepted and agreed to as of the date set forth above:

P-COM, INC.


By: /s/ George P. Roberts
    ----------------------------------------
Name    George P. Roberts
Title   Chief Executive Officer

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
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                                                                   June 13, 2002

Mr. George Roberts
Chairman, CEO
P-COM, INC.
3175 S. Winchester Blvd.
Campbell, CA 95008

Re: Addendum to CMCP Engagement Letter dated December 10, 2001

Mr. Roberts:

     In light of the substantial changes of scope of assignment and overall complexity involved in executing the assignment and pursuant to extensive on-going negotiations of terms between the parties over the past 4 months with regard to modifications, the Engagement Letter between the parties dated December 10, 2001 is hereby modified as outlined below.

     This Addendum amends the following terms and conditions of that certain Engagement Letter dated December 10, 2001 between Cagan McAfee Capital Partners, LLC ("CMCP") and P-COM, Inc. (the "Company") and supercedes any other agreements between the parties.

Section 1(e), Scope of Engagement, is hereby amended as follows (each section addressed either replaces the previous section in full or is a new section):

          "(d) [*];

          "(e) CMCP shall provide assistance to the Company in the identification and negotiation of mergers & acquisitions;

          "(f) [*] and"

          "(g) CMCP shall provide business development assistance to the Company with the firms outlined in Schedule A attached hereto or as may be amended by mutual agreement. Such assistance shall include developing relationships with the firms with the goal of creating OEM or private label sales to these firms, direct sales as a preferred provider in these firms' systems sales, or other type of relationship that may develop."

Section 2, Fees and Expenses, is hereby amended as follows (each section addressed either replaces the previous section in full or is a new section):

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 7 of 8

          "(a) A monthly advisory fee commencing December 1, 2001 (the Effective
     Date) of $[*] per month for the term of the agreement (see Section 6 herein) with the first month payable upon the execution of this Agreement. Payments shall be made to the account of CMCP via bank transfer from the Company on the first day of each month during the term of this agreement."

          "(b) An amount equal [*] of any aggregate bond principal and interest (the "Reorganized Bonds") that is: (i) converted into equity of the Company, (ii) cancelled, (iii) replaced by a note containing different terms, (iv) amended by mutual agreement of the bondholder and the Company;
     (v) purchased by the Company; or (vi) subject to a term sheet agreeing to any of the above immediately or at a future date. In addition, CMCP will receive an expense allocation equal to [*] of the Reorganized Bonds."

          "(d) An amount equal to [*] of any private equity received by the Company during the Term, excluding any funds managed by Firsthand Capital Management, Inc. or the State of Wisconsin pension fund, which shall be a fee equal to [*] of any amount invested by these two investors. In addition, CMCP will receive an expense allocation equal to [*] of the total amount of private equity received by the Company."

          "(g) [*].

          "(h) [*]

Please confirm that the foregoing is in accordance with your understanding of this Addendum by signing and returning to us a copy of this letter.

                                            Very truly yours,

                                            CAGAN MCAFEE CAPITAL PARTNERS, LLC


                                            By: /s/ Laird Q. Cagan
                                                --------------------------------
                                                Laird Q. Cagan
                                                Managing Director

Accepted and agreed to as of the date set forth above:

P-COM, INC.


By: /s/ George P. Roberts
    ----------------------------------------
    George Roberts
    Chairman, CEO

[*] Confidential treatment requested

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                                                                     P-COM, Inc.
                                                                     Page 8 of 8

Schedule A

Erickson
Nokia
Lucent
AT&T